Telephone (303) 745-4545

Fax (303) 369-9384

Emaillarryodonnellcpa@msn.com

www.larryodonnellcpa.com

Larry O'Donnell, CPA, P.C.

2228 South Fraser Street

Unit I

Aurora, Colorado 80014

January 23, 2008

Board of Directors

Mach One Corporation

West Bend, Wisconsin

I have reviewed the financial statements of Mach One Corporation as of and for the period ended November 30, 2007.

I consent to the inclusion of the unaudited financial statements.